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SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
BIOTRANSPLANT INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BIOTRANSPLANT INCORPORATED
Building 75, Third Avenue
Charlestown Navy Yard
Charlestown, Massachusetts 02129

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 31, 2002

        The 2002 Annual Meeting of Stockholders of BioTransplant Incorporated will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on Wednesday, July 31, 2002 at 10:00 a.m., local time, to consider and act upon the following matters:

  1.
  To elect six directors for the ensuing year.

  2.
  To ratify the selection by the board of directors of Ernst & Young LLP as BioTransplant's independent auditors for the fiscal year ending December 31, 2002.

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on July 3, 2002 are entitled to notice of, and to vote at, the meeting. Our stock transfer books will remain open for the purchase and sale of our common stock.

        All stockholders are cordially invited to attend the meeting.

                      By Order of the Board of Directors,

                      STEVEN D. SINGER
                      Secretary

Charlestown, Massachusetts
July 10, 2002

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

BIOTRANSPLANT INCORPORATED
Building 75, Third Avenue
Charlestown Navy Yard
Charlestown, Massachusetts 02129

Proxy Statement for the 2002 Annual Meeting of Stockholders

To Be Held On July 31, 2002

        This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of BioTransplant Incorporated for use at the 2002 Annual Meeting of Stockholders to be held on Wednesday, July 31, 2002 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109, and at any adjournment of that meeting.

        All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to BioTransplant's Secretary. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

        Our Annual Report to Stockholders for the year ended December 31, 2001 is first being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about July 10, 2002.

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request of such stockholder to the Vice President of Finance, BioTransplant Incorporated, Building 75, Third Avenue, Charlestown Navy Yard, Charlestown, Massachusetts 02129. BioTransplant will, upon written request of any stockholder and the payment of an appropriate processing fee, furnish copies of the exhibits to its Annual Report on Form 10-K.

Voting Securities and Votes Required

        On July 3, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 25,335,364 shares of our common stock. Each share is entitled to one vote.

        Under our by-laws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of our common stock present in person or represented by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present.

        If a quorum is present, the affirmative vote of the holders of a plurality of the votes cast by the stockholders is required for the election of directors and the affirmative vote of the holders of a majority of the votes cast by the stockholders is required for the approval of any other matters to be voted upon.

        For purposes of tabulating the vote on matters to be voted on at the Annual Meeting, abstentions will not be counted as votes cast or shares voting on such matter. In addition, shares held in "street name" by brokers or nominees who indicate on the proxy card that they do not have discretionary authority to vote as to a particular matter, which we refer to as broker non-votes, will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will not have an effect on the outcome of the voting on any matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter, including the election of directors.

Stock Ownership of Certain Beneficial Owners and Management

        The following table sets forth information as to the number of shares of our common stock beneficially owned as of May 31, 2002 by:

  •
  each person or entity that beneficially owns more than 5% of the outstanding shares of our common stock;

  •
  each of our directors and each of our executive officers named in the "Summary Compensation Table," whom we refer to as our named executive officers; and

  •
  all of our directors and executive officers as a group.

        The number of shares of our common stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual has the right to acquire within 60 days after May 31, 2002 through the exercise of any stock option, warrant or other similar right. Unless otherwise indicated, each person has sole investment or voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Beneficial Owners
Entities affiliated with Quilcap Corp.(1) 153 E. 53rd Street New York, NY 10022	1,354,130	6.3%
Entities affiliated with InterWest Partners(2) 300 Sand Hill Road Building 3, Suite 255 Menlo Park, CA 94025	1,218,772	5.7
S-Squared Technology Corp.(3) 515 Madison Avenue New York, NY 10022	1,078,500	5.1

Directors and Named Executive Officers
Elliot Lebowitz, Ph.D.(4)	469,535	2.2
James C. Foster, J.D.(5)	31,481	*
Daniel O. Hauser(6)	18,909	*
Arnold L. Oronsky, Ph.D.(7)	1,217,506	5.7
Michael S. Perry, D.V.M., Ph.D.(8)	16,750	*
Susan M. Racher(9)	1,010,391	4.7
Richard V. Capasso(10)	49,178	*
James A. Embree(11)	82,955	*
James Hope, Ph.D.(12)	98,457	*
Walter C. Ogier(13)	146,777	*
Mary White-Scharf, Ph.D.(14)	11,751	*
All directors and executive officers as a group (13 individuals)(15)	3,078,092	14.0

*
Beneficial ownership does not exceed 1% of the outstanding shares of our common stock.

(1)
This information is based solely on a Schedule 13G filed with the SEC on April 11, 2002. Of the 1,354,130 shares, each of Quilcap Corp. and Little Wing, L.P. reports shared voting and dispositive power with respect to 1,050,548 shares and each of Quilcap International Corp. and Tradewinds Fund Ltd. reports shared voting and dispositive power as to 303,582 shares. Quilcap Corp. is the general partner of Little Wing. Quilcap International is the investment manager to Tradewinds. Little Wing has the power to vote and dispose of the shares of our common stock owned by it, which power may be exercised by Parker Quillen, as President of Quilcap Corp. Tradewinds has the power to vote and dispose of the shares of our common stock owned by it, which power may be exercised by Parker Quillen, as President of Quilcap International. Please see "Certain Relationships and Related Transactions" below for information relating to additional shares of our common stock acquired by Quilcap Corp. and its affiliates.

(2)
This information is based solely on a Schedule 13D filed with the SEC on May 25, 2001. Of the 1,218,772 shares, (i) InterWest Partners V, L.P. reports sole voting and dispositive power as to 619,091 shares, (ii) InterWest Partners VI, L.P. reports sole voting and dispositive power as to 577,679 shares, (iii) InterWest Investors V reports sole voting and dispositive power as to 3,891 shares and (iv) InterWest Investors VI, L.P. reports sole voting and dispositive power as to 18,111 shares. See note 7 below.

(3)
This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2002.

(4)
Includes 374,461 shares of our common stock which Dr. Lebowitz has the right to acquire within 60 days of May 31, 2002 upon the exercise of stock options.

(5)
Includes 2,856 shares of our common stock owned by Charles River Laboratories, Inc. Mr. Foster is the President and Chief Executive Officer of Charles River Laboratories and may be deemed to beneficially own the shares of our common stock held by Charles River Laboratories, although he disclaims beneficial ownership. Also includes 16,125 shares of common stock which Mr. Foster has the right to acquire within 60 days of May 31, 2002 upon the exercise of stock options.

(6)
Includes 17,909 shares of our common stock which Dr. Hauser has the right to acquire within 60 days of May 31, 2002 upon the exercise of stock options.

(7)
Includes shares held by InterWest Partners V, L.P., InterWest Partners VI, L.P. and InterWest Investors VI, L.P. See note 1 above. Dr. Oronsky is a general partner of InterWest Management Partners V, L.P., the sole general partner of InterWest Partners V, L.P. Dr. Oronsky also serves as Managing Director of InterWest Management Partners VI, L.L.C., which is the sole general partner of InterWest Partners VI, L.P. and InterWest Investors VI, L.P. Dr. Oronsky, together with the other general partners of InterWest Partners V, L.P., InterWest Partners VI, L.P. and InterWest Investors VI, L.P., respectively, shares voting and investment control with respect to the shares of our common stock owned by InterWest Partners V, L.P., InterWest Partners VI, L.P. and InterWest Investors VI, L.P. Dr. Oronsky disclaims beneficial ownership of the shares of our common stock held by InterWest Partners V, L.P., InterWest Partners VI, L.P. and InterWest Investors VI, L.P. except to the extent of his pecuniary interest therein. Also includes 2,625 shares of our common stock which Dr. Oronsky has the right to acquire with 60 days of May 31, 2002 upon the exercise of stock options.

(8)
Includes 15,750 shares of our common stock which Dr. Perry has the right to acquire within 60 days of May 31, 2002 upon the exercise of stock options.

(9)
Consists of 997,417 shares of our common stock held by the Wallace H. Coulter Foundation and 12,974 shares of our common stock held by the Wallace H. Coulter Trust. Ms. Racher is the Chief Financial Officer of the Wallace H. Coulter Foundation and the Wallace H. Coulter Trust and may be deemed to exercise voting and investment control with respect to shares of our common stock held by the Foundation and the Trust. Ms. Racher disclaims beneficial ownership of these shares.

(10)
Consists of 49,178 shares of our common stock which Mr. Capasso has the right to acquire within 60 days of May 31, 2002 upon the exercise of stock options.

(11)
Includes 42,162 shares of our common stock which Mr. Embree has the right to acquire within 60 days of May 31, 2002 upon the exercise of stock options.

(12)
Includes 98,157 shares of our common stock which Dr. Hope has the right to acquire within 60 days of May 31, 2002 upon the exercise of stock options. Also, includes 300 shares of our common stock owned by Dr. Hope's minor children. Dr. Hope resigned effective May 8, 2002.

(13)
Mr. Ogier resigned effective October 31, 2001.

(14)
Includes 600 shares of our common stock owned by Dr. White-Scharf's minor children. Dr. White-Scharf resigned effective December 31, 2001.

(15)
Includes 554,966 shares of our common stock which all directors and executive officers as a group may acquire upon the exercise of outstanding stock options exercisable within 60 days of May 31, 2002.

PROPOSAL ONE—ELECTION OF DIRECTORS

        The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as directors the nominees named below, each of whom is currently a member of our board of directors.

        Each director elected at this Annual Meeting will hold office until the 2003 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. The nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of our common stock represented by proxies may be voted for a substitute nominee designated by our board of directors.

        Set forth below are the name and age of each member of our board of directors, each of whom is nominated for re-election to the board of directors, and the positions and offices held by him or her, his or her principal occupation and business experience during the past five years, the year he or she began serving as a director and, if applicable, the names of other publicly held companies of which he or she serves as a director. Information with respect to the number of shares of our common stock beneficially owned by each director, directly or indirectly, as of May 31, 2002, appears above under the heading "Stock Ownership of Certain Beneficial Owners and Management."

        There are no family relationships between or among any of our officers or directors. Except for Dr. Oronsky and Ms. Racher, no arrangements or understandings exist between any nominee for election as a director and any other person pursuant to which such nominee is to be selected as a nominee for election as a director. Dr. Oronsky and Ms. Racher were elected as directors on May 15, 2001, pursuant to the terms of the merger agreement, dated as of December 8, 2000, among BioTransplant, BT/EL Acquisition Co. and Eligix, Inc. The merger agreement provides that our board of directors will continue to nominate each of Dr. Oronsky and Ms. Racher as directors until such person dies, resigns, refuses to stand for re-election or is otherwise removed from office.

Nominees for Director

        Elliot Lebowitz, Ph.D., age 62, has served as President and Chief Executive Officer and as a director since April 1991. From 1985 to 1991, he served as Vice President for Research and Development at C.R. Bard, Inc., a medical device company, directing internal and collaborative research and development programs for Bard's Vascular Systems, Cardiosurgery and Cardiopulmonary Divisions. From 1981 until 1985, Dr. Lebowitz served as Director of Long Range Research and Development at DuPont Corporation, a diversified health care company, developing immunopharmaceuticals. From 1977 until 1981, he served as Division Manager of the Medical Products Division of New England Nuclear Corporation, which developed, manufactured and sold radiopharmaceuticals for in vivo diagnosis. Earlier in his career, Dr. Lebowitz served at Brookhaven National Laboratories, a United States Department of Energy research facility, where he developed Thallium-201, a radiopharmaceutical for the diagnosis of coronary artery disease. Dr. Lebowitz was a founder of Diagnostic Isotopes, Inc., a radiopharmaceutical company which was subsequently acquired by Hoffmann-La Roche Inc., a pharmaceutical company. He was also a founder of Procept, Inc., a biopharmaceutical company which focused on rational drug design. He holds a B.A. from Columbia College and a Ph.D. from Columbia University.

        James C. Foster, J.D., age 51, has served as a director since February 1992. Since 1992, he has served as President and Chief Executive Officer of Charles River Laboratories, Inc., or CRL, a supplier of research animals and animal-related products and services. Prior to 1992, he served in various other capacities at CRL. Mr. Foster received his B.S. in psychology from Lake Forest College, his J.D. from the Boston University School of Law and his M.S. in Science and Management from the Massachusetts Institute of Technology. Mr. Foster also serves as a director of CRL.

        Daniel O. Hauser, Ph.D., age 63, has served as a director since January 1994. Dr. Hauser is currently retired. From 1997 to 1998, he served as a member of the Executive Committee of Novartis Pharmaceuticals Corporation, a pharmaceutical corporation. From May 1992 until December 1996, he served as President of Sandoz Research Institute and a member of the Executive Committee of Sandoz Pharmaceutical Corporation, the predecessor of Novartis. In 1993, Dr. Hauser served as Global Head of Research of Sandoz Pharma, Ltd., a pharmaceutical company. From 1965 to 1992, he served in various positions at the Pharma Division of Sandoz Pharma Ltd. (Switzerland), including Senior Vice President from 1985 to 1992. Dr. Hauser received his M.S. and Ph.D. in chemistry from the Swiss Federal Institute of Technology (Switzerland) in Zurich.

        Arnold L. Oronsky, Ph.D., age 61, has served as a director since May 2001. Dr. Oronsky has been affiliated with InterWest Partners, a venture capital firm, since 1989, where he became a General Partner in 1994. From 1977 to 1994, he served in positions of increasing responsibility at Lederle Laboratories division of American Cyanamid Company, a pharmaceutical company, most recently serving as Vice President for Discovery Research. Dr. Oronsky has also served as a Research Fellow and an Assistant Professor at Harvard Medical School. Dr. Oronsky holds a B.S. degree from New York University and a Ph.D. from Columbia University's College of Physicians and Surgeons. Dr. Oronsky also serves as a director of Corixa Corporation.

        Michael S. Perry, D.V.M., Ph.D., age 43, has served as a director since January 1999. Since February 2002, he has served as President and Chief Executive Officer of Pharsight Corporation, a provider of drug development products and services to the pharmaceutical and biotechnology industry. From October 2000 to February 2002, he served as Vice President, Global Research and Development of Baxter Healthcare Corporation, a hospital supply and medical technology company. From 1998 until September 2000, he served as President and Chief Executive Officer of Genetic Therapy, Inc. and from 1997 until September 2000, he served as President and Chief Executive Officer of SyStemix, Inc. Genetic Therapy and SyStemix, biopharmaceutical corporations, are wholly-owned subsidiaries of Novartis. From 1995 to 1996, he served as Vice President, Drug Registration and Regulatory Affairs (North America) for Sandoz Pharmaceutical Corporation. From 1994 to 1995, he served as Vice President, Drug Registration and Regulatory Affairs (USA) for Sandoz. Dr. Perry received his Ph.D. in pharmacology (cardiopulmonary) and his D.V.M. from the Ontario Veterinary College, University of Guelph (Canada).

        Susan M. Racher, age 49, has served as a director since May 2001. Since 1998, Ms. Racher has served as the Chief Financial Officer of the Wallace H. Coulter Foundation, a charitable entity dedicated to furthering the improvement of healthcare through medical technology and research, and as a member of its executive committee. From 1978 to 1997, she served in positions of increasing responsibility with BankAmerica and its predecessor, Continental Bank, most recently as Senior Vice President and Manager of BankAmerica's Florida Corporate Division. Ms. Racher received her B.A.

from Smith College and an M.B.A. in Finance and Accounting from the University of Chicago Graduate School of Business.

Board and Committee Meetings

        Our board of directors met 13 times during the fiscal year ended December 31, 2001. During the year ended December 31, 2001, each of our directors attended at least 75% of the total number of meetings of our board of directors and all committees of our board of directors on which he or she served.

        Audit Committee.    Our board of directors has a standing audit committee which consists of three directors, Dr. Hauser, Dr. Oronsky and Ms. Racher. The audit committee acts under a written charter first adopted and approved by our board of directors in fiscal year 2000 and reconfirmed in December 2001. Our board of directors has examined the composition of the audit committee in light of the listing standards of the National Association of Securities Dealers governing audit committees, and has confirmed that all current members of the audit committee are independent within the meaning of the listing standards. The functions and activities of the audit committee are described below under the heading "Report of the Audit Committee." The audit committee held four meetings during 2001.

        Compensation Committee.    Our board of directors has a standing compensation committee which consists of two directors, Mr. Foster and Dr. Perry. The function of the compensation committee is to:

  •
  make recommendations concerning salaries and incentive compensation for our employees and consultants,
  •
  establish and approve salaries and incentive compensation for certain senior officers and employees, and
  •
  administer and grant stock options pursuant to our stock option plans.

        The compensation committee held two meetings during 2001.

        We do not have a nominating committee or a committee serving a similar function. Nominations for director are made by and through our full board of directors.

Compensation of Directors

        Our non-employee directors each receive $1,500, or a stock option grant with a fair market value equal to $1,500, plus reasonable travel and out-of-pocket expenses, for each meeting of our board of directors they attend.

        The board of directors grants each director, upon his or her initial election to the board, an option under our 1997 stock incentive plan to purchase 15,000 shares of our common stock at an exercise price equal to the then fair market value. Each director is also eligible to receive an option to purchase 6,000 shares of our common stock, at an exercise price equal to the then fair market value, upon his or her re-election to the board of directors at each annual meeting of stockholders. In addition, on August 1, 2001, the board of directors granted to each of Drs. Perry, Hauser and Lebowitz and Mr. Foster an award of 1,000 shares of our common stock pursuant to our 1997 stock incentive plan as compensation for service on our board of directors. Each share award had a market value of $6,250 based upon the closing price of our common stock on August 1, 2001.

Compensation of Executive Officers

        Summary Compensation Table.    The following table sets forth information with respect to the annual and long-term compensation for the last three fiscal years of:

  •
  our chief executive officer,
  •
  our four other most highly compensated executive officers who were serving at the end of the fiscal year, and
  •
  one additional individual, Walter C. Ogier, for whom disclosure would have been required but for the fact that he was not serving as an executive officer at the end of the fiscal year,

each of whose total annual salary and bonus for the fiscal year ended December 31, 2001 exceeded $100,000. These six individuals are referred to collectively as the named executive officers.

        The dollar amount in the "Other Annual Compensation" column represents the aggregate dollar value of a grant of 1,000 shares of our common stock made to Dr. Lebowitz by our board of directors on August 1, 2001. Dollar amounts in the "All Other Compensation" column consist of matching contributions under our 401(k) plan, except a severance payment in the amount of $241,560 paid or payable to Mr. Ogier. Dr. White-Scharf resigned as Vice President of Research on December 31, 2001, Mr. Ogier resigned as President and Chief Operating Officer on October 31, 2001, and Dr. Hope resigned as Chief Technology Officer on May 8, 2002. Each of Messrs. Embree and Ogier joined BioTransplant in May 2001.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name And Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)	Securities Underlying Options(#)	All Other Compensation($)
Elliot Lebowitz, Ph.D. Chief Executive Officer	2001 2000 1999	$282,000 266,000 252,956	$70,200 40,000 —	$6,250 — —	81,200 64,500 67,098	$2,625 2,625 —
James Hope, Ph.D. Chief Technology Officer	2001 2000 1999	211,000 206,000 195,038	26,000 20,000 5,000	— — —	26,500 22,000 23,000	2,625 2,625 —
Mary White-Scharf, Ph.D. Vice President of Research	2001 2000 1999	182,700 168,000 155,424	26,000 20,000 —	— — —	— 26,000 27,000	2,625 2,625 —
Richard V. Capasso, C.P.A. Vice President of Finance and Treasurer	2001 2000 1999	160,577 151,694 130,615	26,000 20,000 —	— — —	34,900 28,181 —	2,625 2,625 —
James A. Embree Senior Vice President of Manufacturing and Development	2001	104,397	36,000	—	18,200	381
Walter C. Ogier President and Chief Operating Officer	2001	152,155	70,455	—	—	241,560

        Option Grants in Last Fiscal Year.    The following table sets forth information regarding options to purchase our common stock that we granted during the fiscal year ended December 31, 2001 to our named executive officers. Options granted in 2001 become exercisable in four equal annual installments, commencing twelve months after the vesting commencement date, which is typically the date of grant. Amounts in the last two columns represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options were granted through their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock on the date on which options are exercised.

Option Grants In Last Fiscal Year

	Individual Grants
					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
	Number of Securities Underlying Options Granted(#)
Name		Percent Of Total Options Granted To Employees In Fiscal Year(%)	Exercise Or Base Price($/Sh)	Expiration Date
					5%($)	10%($)
Elliot Lebowitz, Ph.D	81,200	5.22%	$7.500	12/18/11	$382,997	$970,589
James Hope, Ph.D.	26,500	1.70	7.500	12/18/11	124,993	316,756
Mary White-Scharf, Ph.D.	—	—	—	—	—	—
Richard V. Capasso, C.P.A.	34,900	2.24	7.500	12/18/11	164,613	417,162
James A. Embree	18,200	1.16	7.500	12/18/11	85,844	217,545
Walter C. Ogier	—	—	—	—	—	—

        Aggregated Option Exercises and Year-End Option Table.    The following table sets forth information regarding options exercised by each named executive officer during the fiscal year ended December 31, 2001 and exercisable and unexercisable stock options held as of December 31, 2001 by each named executive officer. The value realized upon the exercise of options represents the difference between the option exercise price and the closing sale price of our common stock on the date of exercise. The value of the unexercised in-the-money options at year end has been calculated based on $8.85, which was the closing sales price of our common stock on the Nasdaq National Market on December 31, 2001, the last trading day of our 2001 fiscal year, less the applicable option exercise price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number Of Securities Underlying Unexercised Options At Fiscal Year-End(#)		Value Of Unexercised In-The-Money Options At Fiscal Year-End($)
	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Elliot Lebowitz, Ph.D.	—	$—	355,887	187,371	$1,424,420	$407,003
James Hope, Ph.D.	6,900	43,499	102,282	63,700	397,226	122,410
Mary White-Scharf, Ph.D.	—	—	132,333	44,299	476,264	118,616
Richard V. Capasso, C.P.A.	7,850	44,657	45,178	62,399	108,017	125,612
James A. Embree	—	—	40,247	23,163	332,460	60,552
Walter C. Ogier	112,560	899,918	—	—	—	—

Severance Agreements with Executive Officers

        We have entered into severance agreements with Richard Capasso, Tara Clark, James Embree, Ian Fier, Constance Garrison, Judith Snow and Barbara Wallner, all of whom are vice presidents, and with Elliot Lebowitz, our chief executive officer. These agreements provide for a severance payment, in the event of an involuntary termination, in an amount equal to the base salary paid by us until the earlier of six months following the termination date or the date on which the individual receives other employment.

        We have entered into a severance agreement with James Hope, our former Chief Technology Officer, which provides that in the event of involuntary termination of employment, he is eligible to receive a severance payment in an amount equal to six months' base salary until the earlier of six months after termination or the date on which he receives other employment. Furthermore, if at the end of such six-month period Dr. Hope is unable to secure other employment, then we and Dr. Hope have agreed to negotiate an additional severance payment of up to six months. Dr. Hope resigned from BioTransplant on May 8, 2002.

        On October 16, 2001, we entered into a separation agreement with Mr. Ogier in connection with his resignation as President and Chief Operating Officer. In connection with Mr. Ogier's termination, Mr. Ogier has received the following amounts:

  •
  an aggregate of $241,560 severance, which was paid in two equal lump sums on the tenth and 90th day following execution of the agreement and which represents an amount equal to two times Mr. Ogier's then base salary over a six-month period, and

  •
  a lump sum cash bonus of $70,455.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Except as set forth below, and based solely on our review of copies of reports filed by such reporting persons furnished to us, we believe that during the fiscal year ended December 31, 2001 such reporting persons complied with all Section 16(a) filing requirements, except for the following: Dr. Perry filed a Form 5 on February 15, 2002 with the SEC to report his receipt, on August 1, 2001, of 1,000 shares of our common stock and the grant of an option, on July 9, 2001, to purchase 6,000 shares of our common stock.

Report of the Compensation Committee

        Our compensation committee makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to our stock option plans.

        Our executive compensation program is designed to promote the achievement of our business goals, and, thereby, to maximize corporate performance and stockholder returns.

        Executive compensation consists of a combination of base salary and stock-based incentives. The compensation committee considers stock incentives to be a critical component of an executive's compensation package in order to help align executive interests with stockholder interests.

        The objectives of our executive compensation program are to align compensation with business objectives and individual performance, and to enable us to attract, retain and reward executive officers who are expected to contribute to our long-term success. The compensation committee's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

        Competitive and Fair Compensation.    We are committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the compensation committee compares our compensation practices with those of other companies in our industry and sets compensation guidelines for our executives based on this review. The compensation committee believes compensation for our executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar business and of comparable size and success. The compensation committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout our organization.

        Sustained Performance.    Executive officers are rewarded based upon a subjective assessment of corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, which includes such factors as achievement of operating budgets, establishment of strategic licensing and development alliances with third parties, timely development of new processes and products and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and our values are fostered.

        In evaluating each executive officer's performance, the compensation committee generally conforms to the following process:

  •
  Our goals and individual goals and objectives generally are set at the beginning of the performance cycle.

  •
  At the end of the performance cycle, the accomplishment of the executive's goals and objectives and his or her contributions are evaluated and the results are communicated to the executive.

  •
  The executive's performance is then compared with peers within BioTransplant and the comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary and stock compensation levels.

        Annual compensation for our executives generally consists of two elements—salary and stock options.

        The salary for executives is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on actual individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive based on his or her area of responsibility, and may include continued innovation in development of our technology, implementation of financing strategies and establishment of strategic licensing and development alliances with third parties. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as our organization matures, recognize and pursue new business opportunities and initiate programs to enhance our growth and success. The compensation committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer's contributions in light of all such criteria.

        Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program is designed to align the long-term interests of our employees and our stockholders and assist in the retention of executives. The size of option grants is generally intended to reflect the executive's position with us and his or her contributions, including his or her success in achieving the individual performance criteria described above. The option program generally uses a four-year vesting period to encourage key employees to continue their employment with us. All stock options granted to executive officers in 2001 were granted at fair market value on the date of grant. During 2001, our executive officers received options to purchase an aggregate of 270,100 shares of our common stock, at a weighted average exercise price of $7.09 per share.

        Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a public company's chief executive officer and its four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers through option issuances under our stock plans in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in our and our stockholders' best interests, after taking into consideration changing business conditions and the performance of our employees.

        Dr. Lebowitz' 2001 Compensation.    Dr. Lebowitz is eligible to participate in the same executive compensation plans available to our other executive officers. The compensation committee believes that Dr. Lebowitz' annual compensation, including the portion of his compensation based upon our stock option program, has been set at a level competitive with other companies in the industry.

        Dr. Lebowitz' salary for 2001 increased to $282,000 from $266,000 in 2000. Dr. Lebowitz received a bonus of $70,200 in 2002 for his performance during the year ended December 31, 2001 and was granted 1,000 shares of our common stock by the board of directors on August 1, 2001, having a value of $6,250 on the date of grant. During 2001, Dr. Lebowitz was also granted stock options to purchase an aggregate of 81,200 shares of our common stock at an exercise price of $7.50 per share. These options were granted to Dr. Lebowitz at an exercise price equal to the fair market value our common stock on the date of grant. In determining Dr. Lebowitz' 2001 compensation, the compensation committee considered, among other things, our financial performance, our achievement of targeted goals for the development of our products under development, an assessment of continuing progress of our business plan and Dr. Lebowitz' overall compensation package relative to that of other chief executives in our industry, including past option grants.

                      By the Compensation Committee of the Board of Directors

                      James C. Foster, J.D.
                      Michael S. Perry, D.V.M., Ph.D.

Compensation Committee Interlocks and Insider Participation

        The members of our compensation committee during the fiscal year ended December 31, 2001 were Mr. Foster and Dr. Perry. No member of our compensation committee was at any time during the fiscal year ended December 31, 2001, or formerly, an officer or employee of BioTransplant or any subsidiary of BioTransplant.

        For a discussion of an arrangement between BioTransplant and Charles River Laboratories, an entity of which Mr. Foster is President and Chief Executive Officer, see "Certain Relationships and Related Transactions."

        None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a director of or member of our compensation committee.

Report of the Audit Committee

        The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report of the audit committee by reference into such filings.

        From January 1, 2001 to May 15, 2001, the audit committee consisted of Dr. Hauser and Mr. Conklin, who did not stand for re-election at our 2001 Annual Meeting of Stockholders. On May 24, 2001, the board of directors designated Dr. Hauser, Dr. Oronsky and Ms. Racher to serve as the members of the audit committee. See "Board and Committee Meetings—Audit Committee."

        Our management is responsible for BioTransplant's internal controls and the financial reporting process. Our independent auditors, who for fiscal year 2001 were Arthur Andersen LLP, are responsible for performing an independent audit of our financial statements in accordance with accounting principles generally accepted in the United States and for issuing a report on those financial statements. The audit committee is responsible for monitoring and overseeing these processes. In performing these functions, the audit committee acts in an oversight capacity. The audit committee, in its oversight role, relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and our independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States. The audit committee's primary responsibilities include the following:

  •
  monitoring the preparation of quarterly and annual financial reports by our management, including discussions with management and our outside auditors about draft annual financial statements, the outside auditors' report on our annual financial statements, management's selection, application and disclosure of critical accounting policies, changes in our accounting practices, principles, controls or methodologies and significant developments or changes in accounting rules applicable to us;

  •
  matters concerning the relationship between us and our outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to us; and determining whether our outside auditors are independent, based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1; and

  •
  overseeing our management's implementation of effective systems of internal controls, including reviewing policies relating to legal and regulatory compliance, ethics and conflicts of interests; and reviewing the activities and recommendations of our internal auditing program.

        In overseeing the preparation of our annual financial statements for the fiscal year 2001, the audit committee and our board of directors met with both our management and Arthur Andersen LLP to review and discuss the financial statements prior to their issuance and to discuss significant accounting and reporting issues. Management advised the audit committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee's and our board of directors' review included discussion with Arthur Andersen LLP of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees). SAS 61 requires our independent auditors to discuss with the audit committee, among other things, the following:

  •
  methods to account for significant and/or unusual transactions;

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  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

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  the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

  •
  disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

        The audit committee also discussed with Arthur Andersen LLP matters relating to Arthur Andersen LLP's independence from BioTransplant, including the written disclosures made by Arthur Andersen LLP to the audit committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose orally and in writing all relationships that in the auditors' professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The audit committee also considered whether our independent auditors' provision of certain other, non-audit related services to us, which are referred to below under the heading "Independent Auditor Fees," is compatible with maintaining the auditors' independence.

        On the basis of these reviews and discussions, our board of directors approved the inclusion of BioTransplant's audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the SEC.

                      By the Audit Committee of the Board of Directors

                      Daniel O. Hauser, Ph.D.
                      Arnold L. Oronsky, Ph.D.
                      Susan M. Racher

Independent Auditor Fees

        Audit Fees.    Arthur Andersen LLP billed us an aggregate of $58,000 in fees for professional services rendered in connection with the audit of our financial statements for the most recent fiscal year and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2001.

        Financial Information Systems Design And Implementation Fees.    Arthur Andersen LLP did not bill us for any professional services rendered to us or our affiliates for the fiscal year ended December 31, 2001 in connection with financial information systems design or implementation, the operation of our information system or the management of our local area network.

        All Other Fees.    Arthur Andersen LLP billed us an aggregate of $101,000 in fees for other services relating to tax compliance and our acquisition of Eligix, Inc. rendered to us and our affiliates for the fiscal year ended December 31, 2001.

Comparative Stock Performance

        Our common stock has been listed on the Nasdaq National Market under the symbol "BTRN" since May 8, 1996.

        The following graph compares the cumulative stockholder return on our common stock for the last five fiscal years with the cumulative total return on (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies), referred to as Nasdaq Composite Index, and (ii) the Nasdaq Pharmaceutical Index.

        This graph assumes the investment of $100 on December 31, 1996 in our common stock and in each of the indices listed above, and assumes the reinvestment of all dividends. Measurement points are the last trading day of the fiscal years ended December 31, 1997, 1998, 1999, 2000 and 2001.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
BioTransplant Incorporated	$100.00	$68.00	$61.00	$26.00	$88.00	$93.00
Nasdaq Composite Index	100.00	109.00	134.00	188.00	340.00	248.00
Nasdaq Pharmaceutical Index	100.00	91.00	97.00	125.00	232.00	167.00

Certain Relationships And Related Transactions

        Charles River Laboratories.    In March 1991, we entered into a supply agreement with Charles River Laboratories. We amended the agreement in 1998. Under the terms of the agreement, as amended, Charles River Laboratories provides us with miniature swine and miniature swine organs for research and development purposes in exchange for payments under a research and supply agreement. We paid Charles River Laboratories $770,000 under this agreement in 2001. James C. Foster, President and Chief Executive Officer of Charles River Laboratories, is a director of BioTransplant. We have assigned our rights in the field of xenotransplantation under this agreement to Immerge BioTherapeutics, our joint venture with Novartis.

        Eligix Acquisition.    On May 15, 2001, we completed our acquisition of Eligix, Inc. Under the terms of the merger agreement, Eligix stockholders have the right to receive up to 5,610,000 shares of our common stock either in the merger or upon exercise or conversion of outstanding Eligix options, warrants and notes assumed by us in the merger. Pursuant to the terms of the merger, Susan Racher and Dr. Arnold Oronsky were elected to our board of directors. Dr. Oronsky is the general partner of InterWest Management Partners V, L.P., the sole general partner of InterWest Partners, V, L.P. Dr. Oronsky also serves as a managing director of InterWest Management Partners, VI, L.L.C., the sole general partner of InterWest Partners VI, L.P. and InterWest Investors VI, L.P. Together, InterWest Partners V, L.P., InterWest Partners, VI, L.P. and InterWest Investors VI, L.P., former stockholders of Eligix, received 1,214,881 shares of our common stock in the merger. Ms. Racher serves as the Chief Financial Officer of both the Wallace H. Coulter Foundation and the Wallace H. Coulter Trust, former Eligix stockholders, which received an aggregate of 1,010,391 shares of our common stock in the merger.

        In addition, former employees of Eligix who became officers of BioTransplant received shares of our common stock pursuant to the Eligix management equity incentive plan as follows:

Name	Common Stock Issued
Tara Clark	103,570
James A. Embree	103,570
Constance Garrison	51,785
Walter C. Ogier	172,617
Judith Snow	103,570

        The shares of our common stock issued pursuant to the Eligix management equity incentive plan vested as follows:

  •
  33 1/3% vested 90 days after closing;

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  33 1/3% vested 180 days after closing;

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  23 1/3% vested 270 days after closing; and

  •
  the remaining 10% vested 365 days after the closing of the merger.

        Walter Ogier resigned as our President and Chief Operating Officer on October 31, 2001. In connection with his resignation, Mr. Ogier's management equity incentive plan shares vested in full on October 31, 2001.

        Under the merger agreement, we also assumed the Eligix 1997 equity incentive plan and all options granted under the plan. Accordingly, we assumed options held by former Eligix employees who became officers of BioTransplant as follows:

Name	Stock Underlying Assumed Options	Exercise Price Per Share
Tara Clark	16,743	$0.11
	16,743	$1.60
James A. Embree	27,295	$0.11
	17,915	$1.60
Constance Garrison	7,785	$0.11
	7,785	$1.60
Walter C. Ogier	56,280	$0.11
	56,280	$1.60
Judith Snow	22,512	$0.11
	22,512	$1.60

        On June 11, 2002, we consummated the sale of an aggregate of 4,000,000 shares of our common stock to individual and institutional investors in a public offering at a purchase price of $2.50 per share. Of these shares, entities affiliated with Quilcap Corp., which, together with its affiliates, holds more than 5% of our outstanding common stock, purchased an aggregate of 333,844 shares. In connection with this offering, we agreed to consider the nomination to our board of directors of up to two additional individuals designated by the purchasers in the offering, provided that such proposed nominees are eligible to serve as directors and are otherwise reasonably acceptable to our board of directors.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        Our board of directors, upon the recommendation of the audit committee, has selected the firm of Ernst & Young LLP as independent auditors for the current fiscal year. Although stockholder approval of the board of directors' selection of Ernst & Young LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the board of directors will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

        Arthur Andersen LLP, independent auditors, audited our financial statements for the fiscal year ended December 31, 2001. On April 12, 2002, upon the recommendation of the audit committee and the approval of our board of directors, we dismissed Arthur Andersen LLP as our independent auditors. Representatives of Arthur Andersen LLP are not expected to be present at the Annual Meeting and thus will not be available to respond to appropriate questions from stockholders. In the event that representatives of Arthur Andersen LLP are present at the Annual Meeting, they will have the opportunity to make a statement if they so desire.

        The reports of Arthur Andersen LLP with respect to our audited financial statements for the fiscal years ended December 31, 2000 and 2001 contained no adverse opinion or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2000 and 2001, and through April 12, 2002, there were no disagreements between BioTransplant and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreements in its report on our financial statements for such years.

        We requested that Arthur Andersen LLP furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter was included as an exhibit to our Current Report on Form 8-K filed with the SEC on April 18, 2002.

        On April 12, 2002, we engaged Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002. The appointment of Ernst & Young LLP was recommended by our audit committee and was approved by our board of directors.

        During fiscal years 2001 and 2000 and through April 12, 2002, we did not consult with Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our consolidated financial statements, or any matter that was the subject of a disagreement with Arthur Andersen LLP or a reportable event pursuant to Item 304(a)(1)(v) of Regulation S-K of the SEC.

Board Recommendation

        The board of directors recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as BioTransplant's independent auditors for fiscal 2002.

OTHER MATTERS

        The board of directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

        All costs of solicitation of proxies will be borne by us. Our directors, officers and regular employees, without additional remuneration, may solicit proxies by mail, telephone, facsimile, electronic media and personal interviews. We will reimburse brokers, custodians and fiduciaries for their reasonable out of pocket expenses incurred in connection with the distribution of proxy materials.

Deadline for Submission of Stockholder Proposals for the 2003 Annual Meeting

        In order to be included on the proxy card and included in the proxy statement for the 2003 Annual Meeting of Stockholders, pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by us at our offices, Building 75, Third Avenue, Charlestown Navy Yard, Charlestown, Massachusetts 02129 on or before March 12, 2003. We suggest that any stockholders wishing to include a proposal in such materials submit their proposals by certified mail, return receipt requested, addressed to the Secretary of BioTransplant at the address noted above.

        If a stockholder wishes to present a proposal before the 2003 Annual Meeting of Stockholders, pursuant to Rule 14a-4 under the Exchange Act, such stockholder must give written notice to the

Secretary of BioTransplant at the address noted above. Our by-laws require that, to be timely, generally a stockholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be received not later than the close of business on the later of (A) the 60th day prior to such annual meeting and (B) the 10th day following the date that notice of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2003 Annual Meeting of Stockholders, the proxies designated by our board of directors will have discretionary authority to vote on any such proposal. The advance notice provisions of our by-laws supersede the notice requirements contained in recent amendments to Rule 14a-4 under the Exchange Act.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to:

    Vice President of Finance
    BioTransplant Incorporated
    Building 75, Third Avenue
    Charlestown Navy Yard
    Charlestown, MA 02129
    telephone: (617) 241-5200

        If you want to receive separate copies of our proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

                      By Order of the Board of Directors,

                      STEVEN D. SINGER
                      Secretary

July 10, 2002

        THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Appendix A

BIOTRANSPLANT INCORPORATED
PROXY SOLICITED BY BOARD OF DIRECTORS
Annual Meeting of Stockholders

July 31, 2002

        Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Elliot Lebowitz, Richard V. Capasso and Ian Fier, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2002 Annual Meeting of Stockholders of BioTransplant Incorporated and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

        This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no other indication is made, proxies shall vote FOR proposal numbers 1, 2 and 3.

        A vote FOR the director nominees and FOR proposal numbers 2 and 3 is recommended by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF STOCKHOLDERS
BIOTRANSPLANT INCORPORATED
JULY 31, 2002

☒
PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.		Election of Directors
	☐	FOR all nominees listed at right (except as marked to the contrary)	☐	WITHHOLD AUTHORITY for all nominees listed at right	NOMINEES:	Elliot Lebowitz, Ph.D. James C. Foster, J.D. Daniel O. Hauser, Ph.D. Arnold Oronsky, Ph.D. Michael S. Perry, D.V.M., Ph.D. Susan M. Racher

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEE(S), MARK THE BOX LABELED "FOR" AND STRIKE A LINE THROUGH THE NAME(S) OF SUCH NOMINEE(S) IN THE LIST AT RIGHT. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).
		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.	☐	☐	☐
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

PLEASE READ THE REVERSE SIDE OF THIS CARD

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

HAS YOUR ADDRESS CHANGED:	DO YOU HAVE ANY COMMENTS?

Signature:	Signature:
Date:	Date:

NOTE: Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

QuickLinks

PROPOSAL ONE—ELECTION OF DIRECTORS
PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS